AMENDMENT NUMBER TWO

TO

SUB-ADMINISTRATION AGREEMENT

THIS AMENDMENT NUMBER TWO TO SUB-ADMINISTRATION AGREEMENT (this “Amendment”) is entered into as of the 30th day of June, 2025 (“Amendment Effective Date”) by and between NexPoint Asset Management, L.P. (formerly Highland Capital Management Fund Advisors, L.P.) a limited partnership formed under the laws of the State of Delaware (the “Advisor”), and SEI Investments Global Funds Services, a Delaware statutory trust (the “Administrator”).

WHEREAS, NexPoint Funds I and NexPoint Funds II (formerly Highland Funds I and Highland Funds II, respectively) (each a “Trust” and collectively the “Trusts”) are each an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of the series (each a “Fund” and collectively, the “Funds”) set forth in Schedule I (Funds), as such Schedule I may be amended from time to time, attached hereto;

WHEREAS, the Advisor and the Administrator entered into a Sub-Administration Agreement dated as of the 23rd day of July, 2018 pursuant to which the Administrator agreed to provide certain administrative, accounting and compliance services with respect to the Trusts (the “Agreement”); and

WHEREAS, the Advisor and the Administrator desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Schedule I (Funds). Schedule I (Funds) of the Agreement is hereby deleted and replaced in its entirety with the Schedule I (Funds) as set forth on Attachment 1 hereto.

3.

Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

4.

Counterparts. This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

5.

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

[Signature page follows]

SEI - 312227

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

SEI INVESTMENTS GLOBAL FUNDS SERVICES By: /s/ Sean Lawlor Name: Sean Lawlor Title: Vice President	NEXPOINT ASSET MANAGEMENT, L.P. By: Strand Advisors XVI, Inc., its general partner By: /s/ Stephanie Vitiello Name: Stephanie Vitiello Title: Secretary

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ATTACHMENT 1

SCHEDULE I

Funds

NEXPOINT FUNDS I

NexPoint Event Driven Fund (formerly Highland Healthcare Opportunities Fund)

NexPoint Merger Arbitrage Fund (formerly Highland Merger Arbitrage Fund)

NexPoint Credit Catalyst Fund

NEXPOINT FUNDS II

[None at this time]

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